UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Schedule 14A

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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Polished.com Inc.
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On September 28, 2023, Polished.com Inc. issued the following press release:

Polished.com Inc. Announces Special Stockholder Meeting to Approve Reverse Stock Split

BROOKLYN, N.Y. — (BUSINESS WIRE) — Polished.com Inc. (the “Company” or “Polished”) (NYSE American: POL) today announced that it plans to hold a special meeting of stockholders (the “Special Meeting”) to seek approval to amend the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a ratio in the range of 1-for-25 to 1-for-75, with such ratio to be determined by the Board of Directors (the “Board”). Holders of record of the Common Stock as of the close of business on September 19, 2023, will be entitled to notice of and to vote at the Special Meeting, which is scheduled for October 19, 2023 at 11:00 a.m. Eastern Time.

Additional information regarding the Special Meeting, including how to vote, are available via proxy materials filed with the Securities and Exchange Commission (the “SEC”), and can be found at https://investor.polished.com/financials/sec-filings/default.aspx.

The reverse stock split would not have any effect on the actual or intrinsic value of the business or a stockholder’s proportional ownership in the Company (subject to the treatment of fractional shares) and would have no impact on the Company’s business operations or any of its outstanding indebtedness. The Board may revoke the proposal and cancel the Special Meeting at any time if it determines that the reverse stock split is no longer in the best interests of the Company and its stockholders. Even if the meeting occurs and the amendment to the Certificate of Incorporation is approved, the Board may delay or abandon the reverse stock split at any time prior to the effective time of the reverse stock split if the Board determines that the reverse stock split is no longer in the best interests of the Company or its stockholders.

About Polished.com Inc.

Polished is raising the bar, delivering a world-class, white-glove shopping experience for home appliances. From the best product selections from top brands to exceptional customer service, we are simplifying the purchasing process and empowering consumers as we provide a polished experience, from inspiration to installation. A product expert helps customers get inspired and imagine the space they want, then shares fresh ideas, unbiased recommendations and excellent deals to suit the project’s budget and style. The goal is peace of mind when it comes to new appliances. Polished perks include its “Love-It-Or-Return-It” 30-day policy, extended warranties, the ability to arrange for delivery and installation at your convenience and other special offers. Learn more at www.Polished.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will”, “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company’s control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those described more fully in the section titled “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Company’s other reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Additional Information and Where to Find It

Polished is holding the Special Meeting to approve the reverse stock split. In connection with seeking shareholder approval, Polished has filed with the SEC a proxy statement and other documents describing the proposed transaction. Stockholders are urged to read the proxy statement because it contains important information about the transaction.

A definitive proxy statement will be sent to the stockholders of Polished seeking their approval of the reverse stock split. Stockholders may obtain a free copy of the proxy statement and other documents filed by Polished with the SEC at the SEC’s Web site at www.sec.gov, or by directing a request to Polished.com Inc., 1870 Bath Avenue, Brooklyn, NY 11214, Attention: Secretary.

Participants in Solicitation

Polished and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Polished in connection with the transactions. Information about the directors and executive officers of Polished is set forth in Polished’s Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on July 31, 2023, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on August 1, 2023 and Amendment No. 2 on Form 10-K/A filed with the SEC on August 8, 2023, and the proxy statement filed with the SEC on December 19, 2022. Additional information regarding the interests of these participants and other persons who may be deemed participants in the transactions may be obtained by reading the proxy statement filed on September 28, 2023 regarding the proposed transaction.

Contacts

Investor Relations
ir@polished.com